Exhibit 10.2
Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

March 15, 2016
Guido Schroeder
c/o Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

Re: Transition Plan and Release Agreement

Dear Guido,
Thank you for all your work on behalf of Splunk. We wish you all the best as you move forward. This letter and the enclosed Release Agreement and Confirmatory Release Agreement set forth our agreements regarding your transition and termination of employment with Splunk Inc. (“Splunk” or the “Company”). This letter explains your rights and obligations and those of the Company during your employment and upon termination of your employment. The Release Agreement shall govern any conflict with the contents of this letter.
We have agreed that you will remain an employee of Splunk and your employment will terminate, pursuant to the terms of the attached Release Agreement, effective on or before April 29, 2016 (your “Termination Date”). Prior to your Termination Date:

(1)
Between the date of this letter through the Termination Date, you will continue to be paid your current annualized base salary of $330,000. You will continue to participate in Splunk’s equity plans in which you are currently participating, and the equity awards you previously received will continue to vest in accordance with the terms of the applicable equity plan. You will also continue to participate in the Splunk benefit plans in which you are currently participating;

(2)
You acknowledge that the amounts stated in paragraph (1) above comprise all salary, bonus, compensation and benefits that will be payable or provided to you as a result of your continued employment with Splunk, and you are not eligible to receive any compensation or benefits under any other Company plan or program. All amounts will be paid in accordance with Splunk’s standard practices, and less deductions and withholdings;

(3)
You will remain an “at will” employee, which means that either you or Splunk may terminate your employment at any time, with or without cause and with or without reason. You must comply with all applicable Splunk policies and practices (including, but not limited to, the Code of Business Conduct and Ethics and Insider Trading Policy), and the terms of the attached Release Agreement both prior to and after your Termination Date, as applicable;

(4)
Prior to the Termination Date you will, as requested, remain available in person, by phone and electronic means and provide reasonable and timely assistance to answer questions and transition your duties and responsibilities;

(5)
Both prior to and after the Termination Date, you agree that at the Company’s request, you will provide reasonable assistance to the Company or any associated company in any threatened or actual litigation, arbitration, investigation or regulatory proceeding concerning it or them where you have knowledge of any facts or other matters which the Company or any associated company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements, affidavits, testimony, meeting with legal and other professional advisers, attending interviews, hearings and giving evidence). The Company will, to the extent permitted by law and applicable court rules, reimburse you for reasonable out-of-pocket expenses you incur in extending such cooperation, in accordance with the Company’s Travel and Expense Policy; and

(6)
If you voluntarily resign before the Termination Date, or if you are hired into a position outside the Company and intend to begin your new employment before the Termination Date, you must provide prompt written notice to Splunk regarding the date you intend to resign or begin your new employment, as applicable, and the compensation and benefits described in paragraph (1) above (the "Additional Compensation and Benefits") will end immediately upon the earlier of the date you voluntarily resign or the date you begin your new employment. In this instance, you will still receive the Severance Benefits (defined below), subject to adjustment of the date under which your coverage under Splunk's health plans will end, provided you sign and return the Release Agreement on or before April 8, 2016 and not revoke the same, as described below) and the Confirmatory Release Agreement (attached hereto as Attachment 3) on the date your employment terminates.

Splunk is offering you the Additional Compensation and Benefits described above, in exchange for your agreement to release all claims known or unknown against Splunk, its past and present parent companies, subsidiaries, affiliates, related entities, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns. You also agree to release any claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”). If you wish to accept such Additional Compensation and Benefits in consideration for these releases, your signature on the enclosed Release Agreement will reflect your agreement. Before signing the Release Agreement, you are advised to consult an attorney. You may take up to April 8, 2016 to consider whether you wish to accept the Additional Compensation and Benefits; this provides you with more than 21 days from receipt of the Release Agreement. Please note that even if you do sign the Release Agreement, you may change your mind and revoke the Release Agreement and forego the Additional Compensation and Benefits and Severance Benefits (described below), provided you notify Leonard Stein in writing no later than seven (7) days following your signing of the Release Agreement that you no longer want the Additional Compensation and Benefits or Severance Benefits.
Effective on your Termination Date, you will no longer be an employee of the Company. If you comply with the foregoing and sign the Confirmatory Release Agreement on your Termination Date and return it to Leonard Stein by noon PT on that date, you will receive the severance benefits described below (the “Severance Benefits”). If the Company does not receive the signed Confirmatory Release Agreement as described above, you will not receive any Severance Benefits, however the Release Agreement will remain in full force and effect. Each of the following will constitute the Severance Benefits and will be paid or provided in accordance with Splunk’s standard practices and less deductions and withholdings:

(1)	A lump sum payment equal to six (6) months of your then-current base salary in the amount of $165,000;

(2)	A pro-rated portion of your annual bonus for the year of termination, payable at target in the amount of $57,750.00;

(3)
Your coverage under the Splunk group health plans is scheduled to end on April 30, 2016. However, you will have the opportunity to continue the benefits under the Splunk group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided, for six (6) months, through October 31, 2016, or until you become eligible for group health insurance benefits from another employer or entity, whichever occurs first. You understand that you must inform Splunk if you receive group health coverage from another employer or entity before October 31, 2016, and that you may not increase the number of designated dependents, if any, during this time unless you do so at your own expense. The period of such Splunk-paid COBRA coverage shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you. This benefit will only be provided to the extent allowable by law. If such payment of COBRA premiums would result in a Splunk excise tax, then no such premiums will be paid, and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $12,000. You have been advised by Splunk to consult with Vita or an advisor of your choice regarding COBRA continuation coverage or other coverage options through the Health Insurance Marketplace, Medicaid or other group health plan coverage options (such as a spouse’s plan) through what is called a “special enrollment” period. Splunk does not guarantee or imply that a “special enrollment” period or an “open enrollment” period will be available to you on, or shortly after October 31, 2016;

(4)
Acceleration of vesting as to six (6) months of shares subject to all equity awards which have been granted to you. Such accelerated vesting shall be measured from the Termination Date. You shall have six (6) months following your separation from service from the Company in which to exercise all vested options that have been granted to you. For the avoidance of doubt, any equity: 1) granted in calendar year 2016 (whether RSUs or PSUs); or 2) that is scheduled to vest after October 29, 2016 shall not be earned or vested and all such equity shall be cancelled on or around the Termination Date;

(5)
Outplacement services for up to six (6) months following your Termination Date will be provided by an outplacement services firm selected by Splunk. Splunk will pay the outplacement services firm directly;

(6)
If you are terminated with Cause (as that term is defined in your Change in Control Letter dated March 23, 2012) (the “Change in Control Letter”), the Additional Compensation and Benefits will end immediately and you will not receive any Severance Benefits. If you are terminated for any reason without Cause not during the Change in Control Period (as defined in your Change in Control Letter), and provided that you sign and return the Release Agreement and Confirmatory Release Agreement as provided herein, you will receive any unpaid Additional Compensation and Benefits and Severance Benefits; and

(7)
Effective as of your Termination Date, your Change in Control Letter shall terminate, however paragraphs 3 (Confidentiality); 4 (At-Will Employment); 6 (Section 409A Matters); 7 (Definitions); and 8 (Arbitration) shall continue in full force and effect, except as specifically modified by the Release Agreement.

Please note that your obligations under your Employee Invention Assignment and Confidentiality Agreement remain in effect. We have enclosed a copy of that signed Agreement in Attachment 2 to the Release Agreement.
Guido, it is a pleasure to be your colleague. Splunk thanks you for your contributions and wishes you well in your future pursuits.

Very truly yours,
/s/ Tracy Edkins
Tracy Edkins
Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Guido Schroeder
Guido Schroeder

Dated: March 15, 2016

RELEASE AGREEMENT
I, Guido Schroeder give this general release in consideration of the agreements by Splunk Inc. (“Splunk”) set forth in the letter dated March 15, 2016 (attached hereto as Attachment 1), including without limitation, the provision of the Additional Compensation and Benefits (as defined therein).
RELEASE
1.Release of All Claims. On behalf of my heirs, spouse and assigns, I hereby completely release and forever discharge Splunk, its past and present parent companies, subsidiaries, affiliates, related entities, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of this Release Agreement, to the fullest extent allowed by law, including but not limited to any claims arising out of my offer of employment, my employment, my compensation, or termination of my employment with Splunk. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Nothing in this Release Agreement shall be construed to prohibit me from filing a charge with a federal, state or local agency or participating in any investigation or proceeding conducted by a government agency. Notwithstanding the foregoing, to the maximum extent permitted by law, I agree to waive my right to recover monetary damages from the Company in any charge, complaint, or lawsuit filed by me or by anyone else on my behalf for any released claims. Further, claims challenging the validity of this Release Agreement under the ADEA as amended by the OWBPA are not released.

2.Waiver of Unknown Claims. I understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
I fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.
3.Enforcement of This Release Agreement. I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by me as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

4.Representation Concerning Filing of Legal Actions; Covenant Not to Sue. I represent that, as of the date of this Release Agreement, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company in any court or with any governmental agency. To the maximum extent permitted by applicable law, I agree not to pursue any action nor seek damages or any other remedies for any released claims. I agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out of such claims, with prejudice.

5.No Disparagement. I agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or criticize the personal and/or business reputations, practices or conduct of the Company or its employees. This Section 5 shall not apply to communications with government agencies.

6.Return of Splunk Property. By signing this Release Agreement, I represent and warrant that I have or will return to Splunk on or before the Termination Date, all Splunk materials, documents containing confidential, proprietary or trade secret information (regardless of the media or forum on which they are kept) including all copies and excerpts of the same, and property and equipment, including but not limited to laptop computers and other devices, corporate credit cards, building keys or access cards. In addition, I represent and warrant that on or before the Termination Date, I will personally delete, erase and/or permanently remove any and all Splunk information from all personal computers, tablets, mobile phones and other electronic devices, physical and virtual databases, and all other locations, and permanently disable access to any Splunk repositories, databases or directories (including, without limitation, Box, Perforce, Stash, Jenkins, Confluence, JIRA, GitHub, Apttus, Salesforce, etc.) through my personal account or device.

7.Miscellaneous. I acknowledge that during my employment I obtained confidential, proprietary and trade secret information, including information relating to Splunk’s products, plans, designs, employees, agents, consultants and other valuable confidential information. I agree not to use or disclose any such confidential information unless required by subpoena or court order, and I will first give Splunk written notice of such subpoena or court order with reasonable advance notice to permit Splunk to oppose such subpoena or court order if it chooses to do so.

I also agree that for a period of one (1) year after the termination of my employment with Splunk, I shall not solicit or attempt to solicit any employee, agent or consultant of Splunk to terminate his or her employment with or services to Splunk. Splunk and I agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of Splunk. In the event of the breach or threatened breach by me of this paragraph, Splunk, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.
8.Confidentiality. I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release Agreement without Splunk’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Release Agreement to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release Agreement, including the settlement payments, in strictest confidence. I am further authorized to make appropriate disclosures as required by law, provided that I notify Splunk in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure.

9.Severability. In the event any provision of this Release Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Splunk shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.Entire Agreement. This Release Agreement constitutes the entire agreement between myself and Splunk with respect to any matters referred to in the Release Agreement. The Release Agreement supersedes any and all other agreements between myself and Splunk, except for the Employee Invention Assignment and Confidentiality Agreement, attached hereto in Attachment 2, which remains in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in the Release Agreement shall be implied or are binding. The Release Agreement may only be modified in a writing signed by myself and an authorized representative of Splunk. I am not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release Agreement. I understand and agree that neither this Release Agreement nor any part thereof shall be deemed or construed at any time or for any purpose as an admission of any liability or wrongdoing by either myself or Splunk. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

I have read this Release Agreement and understand all of its terms. Prior to signing this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. Splunk has informed me in writing to consult an attorney before signing this Release Agreement, if I wish. Splunk and I agree that any later agreed-upon changes to this Release Agreement do not restart the running of the twenty-one (21) day period. Once this signed Release Agreement is returned to Splunk (Attention: Leonard Stein), I can revoke it by notifying Leonard Stein, in writing via hand delivery, email or fax no later than seven (7) days following my execution of this Release Agreement. Splunk must receive the revocation by 5:00 pm on the seventh day in order for the revocation to be effective. This Release Agreement shall not become effective or enforceable until such revocation period has expired. I acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.
EMPLOYEE'S ACCEPTANCE OF RELEASE AGREEMENT
I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE AGREEMENT IN EXCHANGE FOR THE ADDITIONAL COMPENSATION AND BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED. I ACKNOWLEDGE THAT TO RECEIVE THE SEVERANCE BENEFITS, I MUST ALSO SIGN THE CONFIRMATORY RELEASE AGREEMENT ON MY TERMINATION DATE.

Dated: March 17, 2016	/s/ Guido Schroeder
(Must be signed and returned on or before April 8, 2016)	Guido Schroeder

ATTACHMENT 1
Transition Plan and Release Agreement Letter
Dated March 15, 2016
[See Above.]

ATTACHMENT 2
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Splunk Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights’ in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I represent that there are no such Prior Inventions. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5.Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that

I may have in or with respect to arty Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8.Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9.No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

11.Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12.Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13.Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
This Agreement shall be effective as of the first day of my employment by the Company, which is April 2, 2012.

EMPLOYEE:

Signature: /s/ Guido Schroeder
Print Name: Guido Schroeder

SPLUNK INC.:

By: /s/ Helen Fahey
Name: Helen Fahey
Title: HR
[Signature Page to Splunk Inc. Employee Invention Assignment and Confidentiality Agreement]

ATTACHMENT 3
CONFIRMATORY RELEASE AGREEMENT

In consideration of the Severance Benefits set forth in the letter dated March 15, 2016, I hereby re-execute this general release (hereinafter the “Confirmatory Release Agreement”):
Whereas, the terms and definitions from the letter dated March 15, 2016 and the Release Agreement signed on or before April 8, 2016 are incorporated herein by reference.

1.	Termination of Employment. My employment with Splunk terminated on the Termination Date.

2.
Affirmation of Release Agreement. To the extent that I have or may have a claim against the Company arising out of or in connection with my employment or its termination or after the date on which I executed the Release Agreement, I hereby release all such claims. Without limiting the foregoing, I reaffirm the Release Agreement in its entirety, including but not limited to the Release of All Claims contained therein, which in accordance with the conditions to which it is subject, will remain in full force and effect.

I have read this Confirmatory Release Agreement and understand all of its terms. Prior to signing this Confirmatory Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. Splunk has informed me in writing to consult an attorney before signing this Confirmatory Release Agreement, if I wish. I acknowledge that Splunk has provided me with more than twenty-one (21) days to review this Confirmatory Release Agreement. I acknowledge and agree that this Confirmatory Release Agreement is executed voluntarily and with full knowledge of its legal significance.
EMPLOYEE'S ACCEPTANCE OF CONFIRMATORY RELEASE AGREEMENT
I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE CONFIRMATORY RELEASE AGREEMENT IN EXCHANGE FOR THE SEVERANCE BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: April 29, 2016	/s/ Guido Schroeder
(Must be signed and returned by noon PT on April 29, 2016)	Guido Schroeder